 Table of Contents

EXHIBIT 21

TAG ENTERTAINMENT CORP. AND SUBSIDIARIES

As of December 31, 2005

TAG Entertainment USA, Inc.
Majestic Film Partners, LP
Majestic Film Partners II, LP
Majestic Film Partners III, LP
Majestic Film Partners IV, LP